EXHIBIT 5.1

Horizon Law Group LLP
1920 Main Street, Suite 210
Irvine, CA 92614
(949) 261-2500

December 3, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Rahaxi, Inc 2007 Stock Incentive Plan

Dear Sir/Madame:

We have acted as counsel to Rahaxi, Inc, a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 50 million shares of its common stock, $0.001 par value per share, which are issuable pursuant to the Company's 2007 Stock Incentive Plan, as amended (the “Shares”).

In our representation, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Shares, when issued and sold in the manner referred to in the above-referenced plans (“Plans”) and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares, and to all references to our firm included therein.

Our opinion is limited by and subject to the following:

            (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

            (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to matters of fact material to this opinion, including the number of authorized and issued shares outstanding as of the date hereof, we have relied solely upon statements and representations of representatives of the Company, without investigation, and have assumed the same to have been properly given and to be accurate.

            (c) Our opinion is based solely on and limited to the federal laws of the United States of America and the laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction or with respect to any state blue sky laws.

Sincerely,

/s/ Horizon Law Group
Horizon Law Group LLP